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                                                                    Exhibit 12.2

                          Ratio of Combined Charges and
                        Preference Dividends to Earnings
                             (dollars in thousands)



                                                      March 5, 1996
                                                      (inception) to                  Year ended December 31,
                                                      December 31,   ------------------------------------------------------
                                                          1996            1997          1998         1999          2000
                                                     --------------  -------------  -----------  ------------  ------------
Fixed charges and preference dividends:
     Interest expense on
     indebtedness (including
     amortization of debt
     expense and discount)                                     879          5,859       66,880        88,347       133,286

     Interest expense on
     portion of rent expense
     representative of interest                                127            756          904         9,231        19,187

     Preference dividends                                        0              0            0         2,906        41,870
                                                     --------------  -------------  -----------  ------------  ------------

                                                             1,006          6,615       67,784       100,484       194,343
                                                     ==============  =============  ===========  ============  ============

Earnings (loss):
     Net loss before provision
        for income taxes                                   (13,633)      (138,054)    (281,471)     (528,913)     (807,986)
     Fixed charges per above                                 1,006          6,615       67,784       100,484       194,343
                                                     --------------  -------------  -----------  ------------  ------------

Total earnings (loss)                                      (12,627)      (131,439)    (213,687)     (428,429)     (613,643)
                                                     ==============  =============  ===========  ============  ============

Ratio of combined fixed charges and
     preference dividends to earnings                        (0.08)         (0.05)       (0.32)        (0.23)        (0.32)
                                                     ==============  =============  ===========  ============  ============

Coverage deficiency                                        (13,633)      (138,054)    (281,471)     (528,913)     (807,986)
                                                     ==============  =============  ===========  ============  ============